  EXHIBIT 10.14

English translation

Supplementary Agreement to Farmland Lease Agreement

Lessor: Duncha Village Group of Duncha Village Committee, Fushan Town, Cengmai County (Party A)

Lessee: Hainan Zhongchen Biological Engineering Co., Ltd. (Party B)

Based on the Farmland Lease Agreement signed on June 18, 2013 between Party A and Party B, after the negotiation between both parties, the following supplementary agreements are reached.

1. According to the Farmland Lease Agreement between Party A and Party B, Party A agreed to rent the 800mu farmland located at Longgou Mountain, Duncha Village Committee, Fushan Town, Cengmai County, Hainan Province to Party B. The lease term is from December 8, 2013 to December 8, 2043. Total 30 years rent is RMB7.2 million. This rent should be fully paid by Party B before June 30, 2014.

2. Since Party B encountered operation difficulties due to the typhoon in 2014, Party B only paid RMB1,965,200 by the end of 2014. Through negotiation between both parties, Party A agreed Party B to postpone its payment of remaining rent of RMB5,234,800 to December 31, 2019, and Party A pledges that it will not take back the land or ask for compensation from Party B due to the delay of payment.

3. Both parties confirm that except for the payment date, the Farmland Lease Agreement signed on June 18, 2013 still has legal effect. That is to say, Party B still has the lease right of the 800mu farmland at Longgou Mountain for 30 years. Without Party B’s permit, Party A cannot rent the land to any other third party.

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4. Other matters related to this agreement should be dealt with through negotiation.

5. This agreement is done in duplicate, and each party should have one copy.

Party A (seal)	Party B (seal)

Legal representative	Legal representative

Date: November 7, 2018

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